Exhibit 5.8

Execution Version

February 1, 2021

Churchill Downs Incorporated

600 North Hurstbourne Parkway, Suite 400

Louisville, Kentucky 40222

Re: Letter Agreement for 2021 Repurchase of CHDN Stock

Ladies and Gentlemen:

Pursuant to the Stock Repurchase Agreement, dated the date hereof (the “Agreement”), by and between CDI Holdings, LLC (the “Selling Stockholder”) and Churchill Downs Incorporated (the “Company”), the Selling Stockholder shall sell to the Company, and the Company shall repurchase from the Selling Stockholder, the Shares (as defined therein) upon the terms and subject to the conditions set forth therein (the “Repurchase”). Capitalized terms used but not defined in this letter agreement shall have the respective meanings set forth in the Agreement.

In consideration of and as a condition to the Company entering into the Agreement, the Selling Stockholder sets out in this letter agreement certain representations, warranties and agreements relating to the Repurchase. This letter agreement, upon its execution and delivery, shall form a part of, and be deemed integrated into, the Agreement.

The Selling Stockholder represents and warrants to the Company that, as of the date hereof and at the Closing:

1.	Selling Stockholder Financial Knowledge and Expertise

a.

The Selling Stockholder is financially sophisticated and has such knowledge and experience in relevant financial and business matters that it is capable of evaluating the merits and risks of the Repurchase.

b.

The Selling Stockholder has made an independent decision to enter into the Agreement and to consummate the Repurchase based on the Selling Stockholder’s knowledge about the Company and its business and other information available to the Selling Stockholder and consultations with such financial, legal, tax, accounting and other advisers as it deemed necessary, in each case which it has determined is adequate for that purpose.

c.

The Selling Stockholder acknowledges that the terms set forth in the Agreement, including with respect to the Repurchase and the other transactions contemplated thereby, are the result of independent arm’s length negotiations between the Company and the Selling Stockholder.

d.

The Selling Stockholder further acknowledges that it has not relied upon any express or implied representations or warranties or advice of any nature made by or on behalf of the Company or any of its and its subsidiaries, affiliates, directors, officers, employees, agents or representatives in connection with the Agreement or the Repurchase or the other transactions contemplated by the Agreement, whether in writing or orally, except as expressly set forth for the benefit of the Selling Stockholder in Section 2 of the Agreement.

2.	Selling Stockholder Information

a.

The Selling Stockholder possesses and has examined all of the information that it and its advisers consider necessary or appropriate for deciding whether to enter into the Agreement and to consummate the Repurchase and has had the opportunity to ask questions and receive answers from the Company in connection therewith to its full satisfaction.

b.

The Selling Stockholder acknowledges that none of the Company or any of its and its subsidiaries, affiliates, directors, officers, employees, agents or representatives is making any representations or warranties with respect to the information provided to the Selling Stockholder or otherwise in connection with the Agreement and the Repurchase, including any current or projected financial information, except as expressly set forth for the benefit of the Selling Stockholder in Section 2 of the Agreement.

3.	Material Non-public Information

a.

The Selling Stockholder acknowledges that the Company and its subsidiaries, affiliates, directors, officers and employees may possess material non-public information regarding or relating to the Company and its subsidiaries or the Shares, including information concerning the business, financial condition, results of operations and prospects of the Company and its subsidiaries (collectively, “Information”), which Information the Company and its subsidiaries, affiliates, directors, officers, employees, agents and representatives have not and will not disclose to the Selling Stockholder or any of its advisers and which Information may be material to a reasonable investor, such as the Selling Stockholder, when making investment disposition decisions, including the decision to enter into the Agreement and consummate the Repurchase, or otherwise materially adverse to its interests.

b.

The Selling Stockholder further acknowledges that it has not relied upon any non-disclosure of any Information by the Company or any of its subsidiaries, affiliates, directors, officers, employees, agents or representatives in any manner in connection with the Agreement or the Repurchase or the other transactions contemplated by the Agreement, and that none of the Company or any of its and its subsidiaries, affiliates, directors, officers, employees, agents or representatives is making any representations or warranties with respect to any Information in connection with the Agreement and the Repurchase.

c.	The Selling Stockholder further acknowledges that:

i.

A quarterly trading blackout period restricting the purchase and sale of the Company’s securities by certain of the Company’s directors, officers and other designated personnel and individuals pursuant to the insider trading policies of the Company is in effect as of the date hereof and will be in effect as of the date on which the Closing is contemplated to occur pursuant to the Agreement; and

ii.

It is aware and understands that changes and developments in the business, financial condition, results of operations and prospects of the Company and its subsidiaries, the industries in which the Company and its subsidiaries compete, and overall market and economic conditions may have a favorable impact on the value of the Common Stock after the sale by the Selling Stockholder of the Shares to the Company pursuant to terms of the Agreement.

4.	Selling Stockholder Acknowledgment of Company’s Reliance on Selling Stockholder’s Representations, Warranties and Agreements

a.

The Selling Stockholder acknowledges that the Company is entering into the Agreement and consummating the Repurchase in reliance upon the representations, warranties and agreements set forth in this letter agreement and would not enter into the Agreement or consummate the Repurchase or the other transactions contemplated by the Agreement in the absence thereof.

The Selling Stockholder hereby waives any claim, or potential claim, it has or may have against the Company or any of its subsidiaries, affiliates, directors, officers or employees relating to the possession or non-disclosure of any Information.

The terms of Sections 4, 5 and 6 of the Agreement are hereby incorporated by reference herein, mutatis mutandis. This letter agreement may be executed by any one or more of the parties hereto by facsimile or email transmission of executed counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. This letter agreement, and any and all agreements and instruments executed and delivered in accordance herewith, to the extent signed and delivered by means of facsimile or other electronic format or signature (including email, “pdf,” “tif,” “jpg,” DocuSign and Adobe Sign), shall be treated in all manner and respects and for all purposes as an original signature and an original agreement or instrument and shall be considered to have the same legal effect, validity and enforceability as if it were the original signed version thereof delivered in person.

[Signatures appear on following pages.]

Very truly yours,

CDI HOLDINGS, LLC

By:	/s/ Michael E. Flannery
Name: Michael E. Flannery
Title: Executive Vice President & CFO

Acknowledged, accepted and agreed as of the date first written above:

CHURCHILL DOWNS INCORPORATED

By:	/s/ Marcia A. Dall
Name: Marcia A. Dall
Title: Executive Vice President & CFO